Exhibit 10.9(a)

AMENDMENT

TO THE

EMPLOYMENT AGREEMENT

OF JOSEPH A. MOLLICA, PH.D.

This AMENDMENT to the Employment Agreement (as defined below) is made and entered into as of May 1, 2003 (this “Amendment”) between PHARMACOPEIA, INC. (hereinafter, the “Company”) and JOSEPH A. MOLLICA, PH.D. (hereinafter, “Dr. Mollica”).

WHEREAS, the Company and Dr. Mollica are parties to an Employment Agreement made and entered into as of February 2, 2001 (the “Employment Agreement”), under which Dr. Mollica is employed as Chief Executive Officer of the Company;

WHEREAS, the parties desire to clarify certain provisions of the Employment Agreement as set forth herein;

NOW, THEREFORE, in consideration of their mutual promises and intending to be legally bound, the parties agree as follows:

1.  Involuntary Termination Without Cause.

(a) The second sentence of Section 4(a)(1) of the Employment Agreement is hereby deleted in its entirety.

(b) Section 4(a)(2) is hereby amended to read in its entirety as follows:

“Continue to pay Dr. Mollica each month, for a period of twenty-four (24) months or until the occurrence of any circumstance or event that would constitute Cause under Section 4(c) hereof, an amount equal to one twelfth (1/12) of his annual Base Salary in effect as of the date of termination.  Further, in lieu of any Incentive Bonuses to which Dr. Mollica otherwise may have become entitled, the Company shall also pay Dr. Mollica an amount in cash equal to the amount obtained by multiplying (x) sixty percent (60%), times (y) Dr. Mollica’s annual Base Salary in effect as of such date of termination, times (z) two (2).  Such payment will be made in equal installments over the period Dr. Mollica is receiving payments under the first sentence of this Section 4(a)(2); provided, that the Company shall be entitled, at its election, to make the payments described in the two preceding sentences in a lump sum in cash on the effective date of Dr. Mollica’s termination under this Section 4(a).  The Company will maintain Dr. Mollica’s group medical coverage for a period of two (2) years following such termination.”

(c) Section 4(a)(3) is hereby amended by deleting clause i) of the second sentence of such Section and replacing it with the following:

“i) thirty (30) days following the second anniversary of the date of termination of Dr. Mollica’s employment with the Company.”

2.  Voluntary Resignation.  Section 4(d)(2) of the Employment Agreement is hereby amended by deleting the second sentence thereof and replacing it with the following:

“In lieu of any Incentive Bonus to which Dr. Mollica may have become entitled in the year in which his resignation becomes effective, the Company shall pay Dr. Mollica an amount in cash equal to the amount obtained by multiplying (x) sixty percent (60%), times (y) his annual Base Salary in effect as of such date of resignation, times (z) a fraction of which (I) the numerator is the number of full months during which Dr. Mollica was employed during the year of resignation and (II) the denominator is twelve (12), payable in a lump sum on the effective date of resignation.”

3.  Defined Terms.  Terms defined in the Employment Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

4.  Effect of Amendment.  Except as expressly amended by this Amendment, the Employment Agreement shall remain in full force and effect in accordance with its terms.

5.  Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New Jersey.

6.  Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized representative, and Dr. Mollica has executed this Amendment, in each case as of May 1, 2003.

PHARMACOPEIA, INC.

By:	/s/ Gary E. Costley, Ph.D.
Gary E. Costley, Ph.D.
Chairman, Compensation Committee

/s/ Joseph A. Mollica, Ph.D.
Joseph A. Mollica, Ph.D.